NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

CONSUMER PORTFOLIO SERVICES, INC.

3800 Howard Hughes Parkway, Las Vegas, Nevada 89169

Phone: 949-753-6800

The annual meeting of the shareholders of Consumer Portfolio Services, Inc. (the "Company") will be held at 10:00 a.m., local time, on Friday, May 30, 2014 at the Company's Nevada office at 3763 Howard Hughes Parkway, Las Vegas, Nevada for the following purposes:

1.	To elect the Company's entire Board of Directors for a one-year term.

2.	To ratify the appointment of Crowe Horwath LLP as the Company's independent auditors for the fiscal year ending December 31, 2014.

3.	To approve an advisory resolution on executive compensation.

4.	To approve the revised material terms of the Company’s Executive Management Bonus Plan;

5.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on Tuesday, April 8, 2014 are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and, if you attend the meeting in person, your executed proxy will be returned to you upon request.

By Order of the Board of Directors

Mark Creatura, Secretary
Dated:  April 30, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 30, 2014. The Proxy Statement and Annual Report to Shareholders for the fiscal year ended December 31, 2013 are available at www.consumerportfolio.com/AnnualMeeting2014.html.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY COMPLETING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE PRE-ADDRESSED RETURN ENVELOPE PROVIDED. IF GIVEN, YOU MAY REVOKE YOUR PROXY BY FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT AND ATTACHED PROXY CARD.

CONSUMER PORTFOLIO SERVICES, INC.

3800 Howard Hughes Parkway

Las Vegas, Nevada 89169

949-753-6800

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 30, 2014

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INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumer Portfolio Services, Inc. (the "Company" or "CPS") for use at the annual meeting of the shareholders to be held at 10:00 A.M. local time on Friday, May 30, 2014 at the Company's office at 3763 Howard Hughes Parkway, Las Vegas, NV 89169, and at any adjournment thereof (the "Annual Meeting").

All shares represented by properly executed proxies received in time will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company.

The Board of Directors of the Company has fixed the close of business on April 8, 2014, as the record date for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 24,799,656 shares of CPS Common Stock issued and outstanding.  Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described herein under the heading "Voting of Shares."

The notice of the Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about April 30, 2014.  The Company will pay the expenses incurred in connection with the solicitation of proxies.  The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no payment other than their regular compensation.  The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND ANNUAL MEETING

Q:	WHAT IS THIS PROXY STATEMENT AND WHY AM I RECEIVING IT?

A:
You are receiving this proxy statement in connection with an annual meeting of shareholders called by our Board of Directors in connection with soliciting shareholder votes for the purpose of (i) electing the Company's entire Board of Directors for a one-year term; (ii) ratifying the appointment of Crowe Horwath LLP as the Company's independent auditors for the fiscal year ending December 31, 2014; (iii) holding a non-binding vote on executive compensation; (iv) approving the revised material terms of the Company’s Executive Management Bonus Plan, and (v) transacting such other business as may properly come before the annual meeting; in each case, as more fully described in this proxy statement. You have been sent this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the annual meeting of shareholders called for the purpose of voting on the foregoing matters

Q:	WHAT INFORMATION IS CONTAINED IN THIS PROXY STATEMENT?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, compensation of our directors and most highly paid executive officers, and certain other required information.

Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING, AND WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

A:
The Board of Directors of the Company has fixed the close of business on April 8, 2014, as the record date (“Record Date”) for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 24,799,656 shares of CPS Common Stock issued and outstanding. Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described in this proxy statement under the heading “Voting of Shares.” In order to approve each proposal, a quorum (a majority of outstanding shares of CPS Common Stock) must be present and (other than with respect to election of directors) a majority of all of the votes cast on the proposal at the Annual Meeting must be cast in favor of the proposal, which favorable votes cast must exceed 25% of the outstanding shares. Directors are elected by plurality vote. Abstentions and broker non-votes will not be counted as “votes cast” and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Q:	HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A:	Our Board of Directors recommends that you vote

•	“FOR” each of the six nominees for election as directors (Proposal One)

•	“FOR” the ratification of the appointment of Crowe Horwath LLP as the Company's independent auditors for the fiscal year ending December 31, 2014 (Proposal Two)

•	“FOR” the approval, by non-binding vote, of executive compensation (Proposal Three)

•	“FOR” approval of the revised material terms of the Company’s Executive Management Bonus Plan (Proposal Four)

Q:	HOW MAY I VOTE ON THE PROPOSALS IF I OWN SHARES IN MY OWN NAME?

A:
If you own your shares in your own name, you may vote on the proposals presented in this proxy statement, whether or not you plan to attend the annual meeting, by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope. It is important that you vote your shares whether or not you attend the meeting in person. Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR election of the nominees for director named herein; FOR the ratification of the appointment of Crowe Horwath LLP as the Company's independent auditors for the year ending December 31, 2014; FOR the approval, by non-binding vote, of executive compensation; and FOR approval of the amended terms of the Executive Management Bonus Plan; and such proxy will also be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting

Q:	HOW MAY I VOTE ON THE PROPOSALS IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, BANK OR OTHER NOMINEE?

A:
If your shares are held in “street name” through a broker, bank or other nominee, under certain circumstances the nominee may vote your shares. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The ratification of an accounting firm is an example of a routine matter. If you do not provide voting instructions to your brokerage firm, the brokerage firm may either: (1) vote your shares on routine matters, or (2) leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by signing and returning your proxy. This ensures your shares will be voted at the meeting.  When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on routine matters.

Q:	CAN I CHANGE MY MIND AND REVOKE MY PROXY?

A:
Yes.  Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company

Q:	CAN I VOTE MY SHARES IN PERSON?

A:
Yes. The annual meeting is open to all holders of CPS Common Stock as of the Record Date.  To vote in person, you will need to attend the meeting and bring with you evidence of your stock ownership. If your shares are registered in your name, you will need to bring valid identification. If your shares are held in the name of your broker, bank or another nominee or you received your proxy materials electronically, you will need to obtain and bring with you a “legal proxy” from your broker, bank or nominee, and bring evidence of your stock ownership, together with valid identification.

Q:	DO I HAVE DISSENTERS’ RIGHTS?

A:	No. There are no “dissenters’ rights” applicable to any of the proposals presented in this proxy statement.

Q.	WHO IS PAYING FOR THIS PROXY SOLICITATION?

A:
Our Board of Directors is making this solicitation, and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials.  In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.  We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominations

The individuals named below have been nominated for election as directors of the Company at the Annual Meeting, and each has agreed to serve as a director if elected.  The entire board of directors of the Company is elected annually.  Directors serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The names of the nominees, their principal occupations, and certain other information regarding them are set forth below. None of the nominees currently serves on the board of directors of any other publicly-traded companies.

Charles E. Bradley, Jr., 54, has been the President and a director of the Company since its formation in March 1991, and was elected Chairman of the Board of Directors in July 2001.  Mr. Bradley has been the Company's Chief Executive Officer since January 1992.  From April 1989 to November 1990, he served as Chief Operating Officer of Barnard and Company, a private investment firm.  From September 1987 to March 1989, Mr. Bradley, Jr. was an associate of The Harding Group, a private investment banking firm.  Having been with the Company since its inception, Mr. Bradley brings comprehensive knowledge of the Company’s business, structure, history and culture to the Board and the Chairman position.

Chris A. Adams, 65, has been a director of the Company since August 2007.  Since 1982 he has been the owner and chief executive of Latrobe Pattern Company and K Castings Inc., which are firms engaged in the business of fabricating metal parts. With his experience as chief executive of manufacturing companies, Mr. Adams contributes to the Company’s Board significant organizational and operational management skills.

Brian J. Rayhill, 51, has been a director of the Company since August 2006.  Mr. Rayhill has been a practicing attorney in New York State since 1988. As an experienced advocate, counselor and litigator, Mr. Rayhill brings legal knowledge and perspective to the Company’s Board.

William B. Roberts, 76, has been a director of the Company since its formation in March 1991.  Since 1981, he has been the President of Monmouth Capital Corp., an investment firm that specializes in management buyouts.  Having spent decades in the business of finance, Mr. Roberts brings to the Company’s Board his perspective and judgment regarding means of financing its business.

Gregory S. Washer, 52, has been a director of the Company since June 2007.  He has been the owner and president of Clean Fun Promotional Marketing LLC, a promotional marketing company, since its founding in 1986.  With his experience in promotions and marketing, Mr. Washer contributes to the Board significant organizational and operational management skills, combined with a wealth of experience in promotion and marketing of services.

Daniel S. Wood, 55, has been a director of the Company since July 2001.  Mr. Wood was president of Carclo Technical Plastics, a manufacturer of custom injection moldings, from September 2000 until his retirement in April 2007.   Previously, from 1988 to September 2000, he was the chief operating officer and co-owner of Carrera Corporation, the predecessor to the business of Carclo Technical Plastics. As president of Carclo, Mr. Wood was responsible for the overall operation of that company and for the quality and integrity of its financial statements.  He brings to the Board the knowledge and perspective useful in evaluating the Company’s financial statements, and broad organizational and management skills.

The Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating Committee.  Each of these three committees operates under a written charter, adopted by the Board of Directors. The charters are available on the Company’s website, www.consumerportfolio.com/charters.html.  The Board of Directors has concluded that each member of these three committees (every director other than Mr. Bradley, the Company's chief executive officer), is independent in accordance with the director independence standards prescribed by Nasdaq, and has determined that none of them have a material relationship with the Company that would impair their independence from management or otherwise compromise the ability to act as an independent director.

The members of the Audit Committee are Mr. Wood (chairman), Mr. Rayhill and Mr. Washer.

The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions that may arise with respect to accounting and auditing policy and procedure.

The Board of Directors has further determined that Mr. Wood has the qualifications and experience necessary to serve as an "audit committee financial expert" as such term is defined in Item 407 of Regulation S-K promulgated by the SEC.   Mr. Wood, as president of Carclo Technical Plastics, was responsible for the preparation and evaluation of the audited financial statements of that company.

The members of the Compensation Committee are Mr. Adams (chairman), Mr. Roberts, and Mr. Wood.   This Committee makes determinations as to general levels of compensation for all employees of the Company and the annual salary of each of the executive officers of the Company, and administers the Company's compensation plans.  Those plans include the Company's 1997 Long-Term Stock Incentive Plan, the Executive Management Bonus Plan, and the CPS 2006 Long-Term Equity Incentive Plan.

The members of the Nominating Committee are Mr. Rayhill (chairman), Mr. Adams and Mr. Washer. Nominations for board positions are made on behalf of the Board of Directors by the nominating committee.  Because neither the Board of Directors nor its nominating committee has received recommendations from shareholders as to nominees, the Board of Directors and the nominating committee believe that it is and remains appropriate to operate without a formal policy with regard to any director candidates who may in the future be recommended by shareholders.  The nominating committee would consider such recommendations if received.

When considering a potential nominee, the nominating committee considers the benefits to the Company of such nomination, based on the nominee's skills and experience related to managing a significant business, the willingness and ability of the nominee to serve, and the nominee's character and reputation. The Company does not have a policy regarding the consideration of diversity in identifying nominees for director.

Shareholders who wish to suggest individuals for possible future consideration for board positions, or to otherwise communicate with the Board of Directors, should direct written correspondence to the corporate secretary at the Company's principal executive offices, indicating whether the shareholder wishes to communicate with the nominating committee or with the Board of Directors as a whole.  The present policy of the Company is to forward all such correspondence to the designated members of the Board of Directors.  There have been no changes in the procedures regarding shareholder recommendations in the past year.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and holders of in excess of 10% of the Company's common stock are required to file reports concerning their transactions in and holdings of equity securities of the Company.  Based on a review of reports filed by each such person, and inquiry of each regarding holdings and transactions, the Company believes that all reports required with respect to the year 2013 were timely filed, except that a gift by Mr. Roberts, an option exercise by Mr. Adams and a transfer of shares to Mr. Bradley from a wholly-owned corporation each were reported late.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers, which applies to the Company's chief executive officer, chief financial officer, controller and others.  A copy of the Code of Ethics may be obtained at no charge by written request to the Corporate Secretary at the Company's principal executive offices.

Meetings of the Board

The Board of Directors held four meetings and acted seven times by written consent during 2013.  The Audit Committee met five times during 2013, including at least one meeting per quarter to review the Company's financial statements, and acted once by written consent, while the Compensation Committee met four times during 2013 and acted once by written consent.  The Nominating Committee met once during 2013.  Each nominee attended at least 75% of the meetings of the Board of Directors and its committees that such individual was eligible to attend in 2013.  The Company does not have a policy of encouraging directors to attend or discouraging directors from attending its annual meetings of shareholders.  No directors attended last year’s annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES ABOVE.

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe Horwath LLP ("Crowe") to be the Company's independent auditors for the year ending December 31, 2014.  Crowe also performed the audit of the Company's financial statements for the years ended December 31, 2008 through 2013.

A proposal to ratify the Audit Committee’s appointment of Crowe will be presented to shareholders at the Annual Meeting.  If the shareholders do not ratify the selection of Crowe at the Annual Meeting, the Audit Committee will consider selecting another firm of independent public accountants.  Representatives of Crowe are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

Fees Paid to Auditors

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firms for the years ended December 31, 2013 and 2012. Crowe has served as the Company’s independent registered public accounting firm since February 2009, and reported on the Company’s financial statements for the years ended December 31, 2008 through 2013.

Audit and Non-Audit Fees	2012	2013
Audit Fees (1)	$705,000	$785,000
Audit-Related Fees (2)	171,900	210,650
Tax Fees (3)	260,100	281,800
All Other Fees	--	--
TOTAL	$1,137,000	$1,277,450

(1) Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.

(2) Audit-related fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3) The 2013 and 2012 tax fees represent services rendered in connection with preparation of state and federal tax returns for the Company and its subsidiaries.

Audit Committee Supervision of Principal Accountant

The Audit Committee acts pursuant to a written charter adopted by the Board of Directors.  Pursuant to the charter, the Audit Committee pre-approves the audit and permitted non-audit fees to be paid to the independent auditor, and authorizes on behalf of the Company the payment of such fees, or refuses such authorization.  The Audit Committee has delegated to its chairman and its vice-chairman the authority to approve performance of services on an interim basis. In the fiscal years ended December 31, 2013 and December 31, 2012, all services for which audit fees or audit related fees were paid were preapproved by the Audit Committee as a whole, or pursuant to such delegated authority.

In the course of its meetings, the Audit Committee has considered whether the provision of the non-audit fees outlined above is compatible with maintaining the independence of the respective audit firms, and has concluded that such independence is not and was not impaired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP.

PROPOSAL NO. 3 – NON-BINDING VOTE ON EXECUTIVE COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the shareholders to vote to approve, on an advisory or non-binding basis, the compensation of the Company’s named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement beginning on page 10 below. This proposal, commonly known as a “say-on-pay” proposal, gives the shareholders the opportunity to express their views on the Company’s named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The say-on-pay vote will, however, provide information to the board and the Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. The Board of Directors and its Compensation Committee value the opinions of the shareholders; accordingly, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will consider the shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

Summary of 2013 Executive Compensation Program

Following is a summary of some of the key points of our 2013 executive compensation program:

•	It is simple, comprising base salary, an annual cash bonus pursuant to an incentive plan, and long-term equity incentives in the form of stock options.

•	The Compensation Committee of the Board of Directors controls all portions of the compensation payable to executive officers.

•	That committee has from time to time exercised its discretion to reduce cash incentives otherwise payable under the bonus plan.

See the “Executive Compensation” section beginning on page 10 below for more information.

We believe that the information provided above and within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. We also believe the compensation paid to our executive officers during 2013 was appropriate in light of our financial performance.

Accordingly, we ask that our shareholders vote “FOR” the following resolution, which will be presented at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

PROPOSAL 4 — APPROVAL OF THE MATERIAL TERMS OF THE COMPANY’S EXECUTIVE MANAGEMENT BONUS PLAN COMPENSATION

Introduction

At the Annual Meeting, the Company’s shareholders will be requested to consider and act upon a proposal to approve the material terms of the updated Executive Management Bonus Plan (the “EMB Plan”), a copy of which is attached as Appendix A.

The EMB Plan is a formal statement of policies that have generally guided the Company’s criteria for award of annual bonus compensation to its officers for many years. The material terms of the Company’s EMB Plan were approved by the shareholders in June 2008, and were re-approved by the shareholders in 2013. Among the terms specifically approved by the shareholders was a list of objective performance criteria to be used in evaluation of executive performance. The Compensation Committee has determined that it would be advantageous to be able to select from a larger set of such criteria, has amended the EMB Plan to include such an expanded set, and is submitting the amended EMB Plan for shareholder approval.

No shareholder approval is required for the Company to enact and maintain a bonus plan for its executives; accordingly, the amendment to the EMB Plan will be effective whether or not the shareholders approve the material terms at the Annual Meeting.  Shareholder approval of the material terms of the EMB Plan is sought because tax deductibility by the Company of bonuses paid under the EMB Plan may not be available with respect to certain executive officers in the absence of such approval. If such approval is not given, and the Company in the future pays compensation under the EMB Plan beyond the authorization given in the pre-amendment EMB Plan, the Company may not be able to treat such compensation as a deductible expense for tax purposes.  The Company, acting through its Compensation Committee, would take that fact into account in determining whether to grant incentives on that basis.

Description

Set forth below is a summary of the material terms of the EMB Plan that shareholders are being asked to approve.

      Administration. The EMB Plan is administered by the Compensation Committee of the Board. Among other things, the Compensation Committee will have the authority to select participants in the EMB Plan from among the Company’s executive officers and to determine the performance goals, target amounts and other terms and conditions of awards under the EMB Plan. The Compensation Committee also will have the authority to establish and amend rules and regulations relating to the administration of the EMB Plan. All decisions made by the Compensation Committee in connection with the EMB Plan will be made in the Compensation Committee’s sole discretion and will be final and binding.

      Eligibility. The chief executive officer and other officers of the Company and its subsidiaries (approximately 17 officers), as recommended and designated by the Compensation Committee, are eligible to be granted awards under the EMB Plan.

      Terms of Awards. Awards under the EMB Plan will be payable upon the achievement during each fiscal year of specified objective and individual performance goals. At the beginning of each fiscal year, the Compensation Committee will establish the performance goals (both objective and individual) for each plan participant, the relative weighting between the objective and individual performance goals and the target amount of the award that will be creditable to the participant if the performance goals are achieved in full. After the end of the performance period, the Compensation Committee will certify the extent to which the performance goals are achieved and determine the amount of the award that is payable; provided that the Compensation Committee will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the amount calculated under the EMB Plan.

      Objective Performance Goals. The EMB Plan provides that at the beginning of each plan year (the Company’s fiscal year), the Compensation Committee selects one or more specific objective performance measures from among the following: earnings or earnings per share; return on capital; originations volume or growth; shareholder total return; portfolio performance; attainment of budget targets for the Company as a whole, or for any specified portion of the Company’s business for which the participant is responsible; corporate visibility measures, including, without limitation, equity analyst coverage; personnel management measures, including headcount, turnover or expense; acquisition of a business or portfolio; discharge of fixed or contingent liabilities, including repayment of debt, settlement of litigation, or resolution of regulatory or legal contingencies; regulatory or reporting measures, which may include timely or unexceptional reporting; revenue or expense; obtaining or maintaining credit facilities or improving the terms thereof; obtaining long-term financing, in the form of debt, equity or both; and/or other strategic initiatives (such measures, collectively, the “Objective Performance Measures”). The Compensation Committee then sets Objective Performance Goals for each participant based on the Objective Performance Measure or Measures selected, together with related target awards. The weighting of the Objective Performance Goals may vary from participant to participant. The maximum amount payable under the EMB Plan to any individual with respect to achievement of the Objective Performance Goals is $4,000,000 in the case of an individual serving as chief executive officer, and $900,000 in the case of any other participant. The maximum amount applicable to the chief executive is unchanged from the maximum approved by the shareholders at the 2013 annual meeting. The maximum applicable to other participants is an increase from the $750,000 then approved.

      Individual Performance Goals. The EMB Plan provides further that the remaining portion of the total bonus payout available to participants may be based on individual goals, with corresponding percentage weights designed to measure a participant’s achievements. Such Individual Performance Goals may differ from participant to participant, and may be based on criteria other than those specified as objective performance measures. Accordingly, payment of incentives pursuant to individual performance goals may result in nondeductible cash compensation being paid. To the extent that such individual performance goals are established, they will be designated on an annual basis.

      Target Awards. The Compensation Committee will also determine the amount of the target awards that will be paid to each plan participant if the Objective Performance Goals and any Individual Performance Goals are met and the method by which such amounts will be calculated.

New plan benefits. The actual awards that will be payable under the EMB Plan cannot be determined at this time since the awards are dependent on the Company’s financial performance and other measures for the year 2014 and subsequent years.  However, based on the persons currently participating in the EMB Plan and the goals set for those individuals for the current year, the maximum amount that could be creditable to such participants under the EMB Plan with respect to the year 2014 can be computed.  If each of the 17 participants were to be paid the maximum amount attributable to 2014, then the total amount to be paid with respect to the year 2014 would be $9,990,500.  In particular, the maximum amounts that may be paid to each of the Company’s named executive officers (see page 10, below) with respect to the year 2014 would be $3,860,000 to Charles Bradley, Jr (our chairman and chief executive officer), $800,000 to Robert E. Riedl, our executive vice president and chief operating officer, and $752,000 to Michael T. Lavin, our executive vice president and chief legal officer. The aggregate amounts actually awarded under the EMB plan with respect to the years 2012 and 2013 were $4,151,000 (17 participants) and $5,073,400 (16 participants), respectively.

Reason for Shareholder Approval

      The EMB Plan has been designed to take into account statutory limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executives. Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and the other most highly compensated officers of a corporation (“named executive officers”), whose compensation is individually disclosed pursuant to the rules of the Securities and Exchange Commission.. However, compensation that is paid solely upon the achievement of Objective Performance Goals, where the material terms are approved by the shareholders of the paying corporation and other requirements are met, is exempted from the limitation of Section 162(m). To reduce the chance of the Company’s being denied such a deduction, the shareholders are accordingly being asked to approve the material terms of the EMB Plan, as described above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE MATERIAL TERMS OF THE EXECUTIVE MANAGEMENT BONUS PLAN.

INFORMATION REGARDING THE COMPANY

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned during the three fiscal years ended December 31, 2013 by the Company's chief executive officer and the other two most highly compensated individuals (such three individuals, the "named executive officers") who were serving in such position or as executive officers at any time in 2013. It lists their names, the principal positions in which they served in those years, and each component of compensation paid with respect to those years.

Summary Compensation Table
Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation	Option Awards (1)	All Other Compen-sation (2)	Total
Charles E. Bradley, Jr.	2013	$940,000	$ 2,303,000	$2,627,900	$600	$5,871,500
President & Chief	2012	900,000	1,925,000	456,370	600	3,281,970
Executive Officer	2011	900,000	1,814,107	279,146	600	2,993,853
Robert E. Riedl	2013	385,000	368,000	703,632	600	1,457,232
Senior Vice President	2012	374,000	287,000	48,918	600	710,518
& Chief Investment Officer	2011	340,000	208,000	104,355	600	652,955
Michael T. Lavin	2013	348,000	345,000	703,632	600	1,397,232
Senior Vice President	2012	325,000	274,000	48,918	10,756	658,674
& General Counsel	2011	283,000	181,000	79,770	600	544,370

(1)
Represents the dollar value of accrued for financial accounting purposes in connection with the grant of such options, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.  The assumptions used in such valuation are discussed in our financial statements, at note 1, under the heading “Stock Option Plan.”

(2)
Amounts in this column represent (a) any cash payout of accrued and unused vacation time, and (b) premiums paid by the Company for group life insurance, in the amount of $600 for each of the named executive officers.

Grants of Plan-Based Awards in Last Fiscal Year

In the year ended December 31, 2013, we did not grant any stock awards or stock appreciation rights to any of our named executive officers.  We granted options to substantially all of our management level employees on February 5 and May 7, 2013. The option grants noted in the tables above and below were awarded to the named executive officers as part of those grants.

In the February 2013 grant, the chief executive officer received an option to purchase 250,000 shares of the Company's common stock at the market closing price ($6.86 per share) on the date of grant, with such right to purchase to become exercisable in increments of 20% on each of the first through fifth anniversaries of the grant date, and to expire on the tenth anniversary.  Each of the other executive officers of the Company received a grant at that time on the same terms.  Mr. Lavin and Mr. Riedl received such a grant with respect to 75,000 shares, and the other executive officers of the Company received such a grant with respect to 60,000 shares.

In the May 2013 grant, the chief executive officer received options to purchase 250,000 shares of the Company's common stock at the market closing price ($7.97 per share) on the date of grant, with such right to purchase to become exercisable in increments of 20% on each of the first through fifth anniversaries of the grant date, and to expire on the tenth anniversary. Each of the other executive officers of the Company (including the named executive officers) received a grant at that time on the same terms, with respect to 60,000 shares.

Outstanding Equity Awards at Fiscal Year-end

The following table sets forth as of December 31, 2013 the number of unexercised options held by each of the named executive officers, the number of shares subject to then exercisable and unexercisable options held by such persons and the exercise price and expiration date of each such option.  Each option referred to in the table was granted at an option price per share no less than the fair market value per share on the date of grant. None of such individuals holds a stock award; accordingly, only information concerning option awards is presented.

Option awards: Name
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date

Charles E. Bradley, Jr.	240,000	-		$1.50	4/26/2014
	120,000	-		$1.50	4/29/2015
	40,000	-		$1.50	12/30/2015
	80,000	-		$1.50	10/25/2016
	120,000	-		$1.50	2/27/2017
	40,000	-		$1.50	7/30/2017
	40,000	-		$1.50	1/30/2018
	96,000	24,000	(1)	$0.77	5/13/2019
	30,000	20,000	(2)	$1.81	4/27/2020
	150,000	50,000	(3)	$1.19	12/31/2020
	40,000	60,000	(4)	$1.03	6/23/2021
	83,333	-		$1.75	11/23/2021
	250,000	-		$1.75	11/23/2021
	166,666	-		$1.50	11/23/2021
	40,000	60,000	(5)	$0.95	11/23/2021
	28,000	112,000	(6)	$1.20	4/3/2022
	12,000	48,000	(7)	$1.94	7/16/2022
	100,000	-		$3.72	11/8/2022
	-	250,000	(8)	$6.86	2/1/2023
	-	250,000	(9)	$7.97	5/7/2023

Robert E. Riedl	80,000	-		$1.50	4/26/2014
	40,000	-		$1.50	4/29/2015
	20,000	-		$1.50	12/30/2015
	40,000	-		$1.50	10/25/2016
	10,000	-		$1.50	2/27/2017
	20,000	-		$1.50	7/30/2017
	20,000	-		$1.50	1/30/2018
	48,000	12,000	(1)	$0.77	5/13/2019
	15,000	10,000	(2)	$1.81	4/27/2020
	20,000	30,000	(4)	$1.03	6/23/2021
	40,000	60,000	(5)	$0.95	11/23/2021
	7,200	28,800	(6)	$1.20	4/3/2022
	2,800	11,200	(7)	$1.94	7/16/2022
	-	75,000	(8)	$6.86	2/1/2023
	-	60,000	(9)	$7.97	5/7/2023

Michael T. Lavin	-	6,000	(10)	$1.15	5/6/2019
	-	12,000	(1)	$0.77	5/13/2019

-	10,000	(2)	$1.81	4/27/2020
-	30,000	(4)	$1.03	6/23/2021
10,000	30,000	(5)	$0.95	11/23/2021
-	28,800	(6)	$1.20	4/3/2022
-	11,200	(7)	$1.94	7/16/2022
-	75,000	(8)	$6.86	2/1/2023
-	60,000	(9)	$7.97	5/7/2023

(1)   Exercisable in full on May 13, 2014.
(2)   Exercisable as to additional increments of 20% of the total underlying shares on April 27, 2014 and 2015.
(3)   Exercisable in full on December 31, 2014.
(4)   Exercisable as to additional increments of 20% of the total underlying shares on November 23, 2014, 2015 and 2016.
(5)   Exercisable as to additional increments of 20% of the total underlying shares on April 3, 2014, 2015, 2016 and 2017.
(6)   Exercisable as to 20% of the total underlying shares on June 23, 2013, 2014, 2015 and 2016.
(7)   Exercisable as to additional increments of 20% of the total underlying shares on July 16, 2014, 2015, 2016 and 2017.
(8)   Exercisable as to increments of 20% of the total underlying shares on February 1, 2014, 2015, 2016, 2017 and 2018.
(9)   Exercisable as to increments of 20% of the total underlying shares on May 7, 2014, 2015, 2016, 2017 and 2018.
(10) Exercisable in full on May 6, 2014.

Option Exercises in Last Fiscal Year

Each of the named executive officers exercised stock options during 2013.  Mr. Bradley realized value of $220,400 by exercising options to purchase 40,000 shares, Mr. Riedl realized value of $593,600 by exercising options to purchase 95,000 shares, and Mr. Lavin realized value of $1,441,158 by exercising options to purchase 252,200 shares.  Mr. Bradley’s exercise was on July 15, 2013. Mr. Riedl exercised options with respect to 75,000 shares on January 30, 2013, and with respect to 20,000 shares on July 16, 2013. Mr. Lavin exercised options with respect to 242,000 shares on August 13, 2013, and with respect to 10,000 shares on July 8, 2013. Subsequent to year-end, Mr. Riedl realized value of $624,800 by exercising options to purchase 80,000 shares on January 2, 2014, and Mr. Bradley realized value of $1,356,000 by exercising options to purchase 240,000 shares on April 25, 2014.

Bonus Plan (Non-equity Incentive Plan)

The salary and cash bonus of the named executive officers are determined by the Compensation Committee. The compensation appearing in the Summary Compensation Table above under the caption "Non-Equity Incentive Plan Compensation" is paid pursuant to an executive management bonus plan (the “EMB Plan”).   The EMB Plan is administered by the Compensation Committee. Among other things, the Compensation Committee selects participants in the EMB Plan from among the Company’s executive officers and determines the performance goals, target amounts and other terms and conditions of awards under the EMB Plan. With respect to officers other than the chief executive officer, determinations of base salary and of criteria relating to the EMB Plan are based in part on evaluations of such officers prepared by the chief executive officer, which are furnished to and discussed with the Compensation Committee.

The Year 2013    The compensation committee set multiple objective and subjective goals for our chief executive for the year 2013.  Each of four major goals carried a target valuation of 50% or 60%, expressed as a percentage of the officer’s base annual salary of $940,000, and seven minor goals carried target valuations of 10%, 20% or 30%, with a total maximum target of 400%.  The major objectives, each valued at 60% unless otherwise indicated, were to increase our monthly purchases of retail installment contracts (60% in the aggregate, creditable in increments of 10% for reaching monthly levels of $60 million, $65 million, $70 million, $75 million, $80 million and $85 million); to attract coverage from two equity analysts (50% in the aggregate, creditable in two equal increments); to achieve shareholder total return at levels equivalent to our common stock trading at prices per share of $6.50, $7.00, $7.50, $8.00, $8.50, $8.75, $9.00, $9.25, $9.50, $9.75, $10.00 and $10.50 (60% in the aggregate, creditable in increments of 5%); and to achieve quarterly net earnings of not less than specified amounts (measured quarterly, in increments of 15%). The quarterly objectives for net earnings for the first three quarters of the year were to exceed $2.84 million, $3.53 million and $4.11 million, respectively, and $15.23 million for the year.

Secondary objectives, each valued at 20% unless otherwise indicated, were to open a new residual credit facility; to raise capital in an equity offering at a price of no less than $7.00 per share; to cause such an equity offering to be executed at a price of no less than $8.00 per share; to open a new warehouse credit facility; to renew the Company’s existing warehouse credit facility with Goldman Sachs Bank; to renew or repay the Company’s existing residual credit facility with affiliates of Citibank,to acquire a substantial new servicing portfolio, by acquisition or appointment (30%); and to settle a specified lawsuit.

The committee evaluated the chief executive’s performance in comparison to the goals.  With respect to the major objectives, it determined that the Company within 2013 raised its monthly purchases of retail installment contracts to a level in excess of $70 million, but below $75 million, representing creditable performance of 30%. The committee determined that the Company that attracted coverage from two equity analysts who had not previously covered the company, representing creditable performance of 50%. The committee evaluated the total shareholder return from the end of 2012 through the end of 2013, and determined that the 99.8% increase in market price of the common stock (the company having distributed no dividends) represented creditable performance of 45%. Finally, the committee reviewed Company’s earnings for each quarter of 2013, noted that each quarter’s earnings exceeded the related objectives, and determined that such performance was creditable at 60% in the aggregate.

With respect to the secondary objectives, the committee noted that the Company in April 2013 sold $20 million of notes in a new residual credit facility, in March 2013 renewed its existing warehouse credit facility with Goldman Sachs Bank, and in September 2013 repaid all outstanding indebtedness under the Company’s pre-existing residual credit facility. The committee assigned aggregate valuation of 60% to the achievement of these three secondary objectives.

The aggregate valuation of creditable performance was 245% of the executive’s base salary of $940,000, which would imply a bonus payment under our executive management bonus plan of $2,303,000.  The compensation committee determined that our improved earnings for the years 2012 and 2013 made it reasonable to refrain from a discretionary reduction in computed earned bonus, and approved payments to our chief executive of a cash bonus in the full implied amount.

Our compensation committee set separate objective and subjective goals for our other named executive officers, Michael Lavin (our general counsel) and Robert Riedl (then our chief investment officer, now our chief operating officer).  Each such goal carried a target valuation, expressed as a percentage of the officer’s base salary, with a total maximum target of 150% of each such officer’s base salary.  Each of these officers was evaluated against common standards, as follows:

(i) the corporation’s meeting its budget target	10%
(ii) individual performance	16%
(iii) departmental performance	40%
(iv) discretionary evaluation	60%

In addition, each of the two officers was tasked with three individual operational goals with an aggregate maximum value of 24% of base salary.

Our compensation committee evaluated each officer’s performance in relation to these standards and goals. The Company met its overall budget target, and each officer accordingly received full credit with respect to that 10% target.

Regarding Mr. Lavin, the compensation committee, acting in part on the advice of our chief executive officer, determined that creditable performance for 2013 was 15% with respect to individual performance, 36% with respect to departmental performance, and 24% with respect to operational goals. The compensation committee approved the chief executive’s recommendation of an additional 14% as discretionary performance credit. Total creditable performance for our general counsel was thus computed as 99% of his $348,000 base salary, which would imply a bonus payment under our executive management bonus plan of $345,000.

Regarding Mr. Riedl, the compensation committee, acting in part on the advice of our chief executive officer, determined that creditable performance for 2013 was 13.6% with respect to individual performance, 34% with respect to departmental performance, and 24% with respect to operational goals.  The compensation committee approved the chief executive’s recommendation of an additional 14% as discretionary performance credit. Total creditable performance for our chief investment officer was thus computed as

95.6% of his $385,000 base salary, which would imply a bonus payment under our executive management bonus plan of $368,000.

The compensation committee determined that our improved earnings for the years 2012 and 2013 made it reasonable to refrain from a discretionary reduction in computed earned bonus, and approved payments to our general counsel and chief investment officer, respectively, of $345,000 and $368,000.

The Year 2012    The compensation committee set multiple objective and subjective goals for our chief executive for the year 2012.  Each of five major goals carried a target valuation of 40%, expressed as a percentage of the officer’s base annual salary of $900,000, and six minor goals carried target valuations of 10% or 20%, with a total maximum target of 300%.  The major objectives were to increase our monthly purchases of retail installment contracts (40% in the aggregate, creditable in increments of 10% for reaching monthly levels of $35 million, $40 million, $45 million and $50 million), to cause our other officers to perform as desired (based on evaluations of all officers other than the chief executive, 40%), to meet targeted net earnings objectives (measured quarterly, in increments of 10%), to find an opportunity to purchase a portfolio or company, and to cause the Company’s common stock to trade at levels in excess of $1.50 per share, $1.75 per share, $2.00 per share and $2.50 per share. The quarterly objectives for net earnings for the first three quarters of the year were to exceed $537,000 (loss), $475,000 and $2.53 million, respectively, and $7.16 million for the year.

Secondary objectives, each valued at 20% unless otherwise indicated, were to open an additional warehouse credit facility, to extend or replace our residual credit facility, to increase the applicable advance for our warehouse financing, to complete the previous year’s audit with a clean opinion (10%), to settle certain long-outstanding litigation on favorable terms (10%), and to complete four securitizations (5% each).

The committee evaluated the chief executive’s performance in comparison to the goals.  It determined that we increased our originations volume to in excess of $50 million per month while maintaining credit quality, representing creditable performance in the amount of the full target of 40%. The committee’s global evaluation of our other officers’ performance was that the objective was 87% met. As applied to the chief executive’s target of 40%, this yielded creditable performance of 34%.  The committee determined that the budget objective was met in each quarter of 2012, and credited the chief executive with the full value of 40%.  The committee noted that we did not have the opportunity to purchase a portfolio or company on favorable terms, and assigned zero value to that objective.  Finally, the committee noted that our common stock had traded above all the targets from September 2012 onward, representing creditable performance of 40%. Evaluating performance of the secondary objectives, the committee noted that we opened a new warehouse credit facility in May 2012, that we extended the maturity of our residual credit facility to September 2013, that we executed four securitizations of regular receivables, and that the auditors’ opinion on our financial statements was without qualification or comment.  These four secondary objectives were thus met in full, representing creditable performance of 70%. The committee determined that the new warehouse facility had an effective advance rate above the target, but noted that the Company’s other warehouse facility continued to have an advance rate below the target at year-end, and accordingly determined that creditable performance on the advance rate objective was 10%. The aggregate valuation of all creditable performance was thus 234%, which would imply a bonus payment under our executive management bonus plan of $2,106,000.  In light of our having incurred substantial losses in recent years, the committee elected to pay a bonus of less than the creditable percentage, in the amount of $1,950,000, representing 217% of our chief executive’s base salary.

Our compensation committee set separate objective and subjective goals for our other named executive officers, Michael Lavin (our corporate counsel) and Robert Riedl (our chief investment officer).  Each such goal carried a target valuation, expressed as a percentage of the officer’s base salary, with a total maximum target of 100% of each such officer’s base salary.  Each of these officers was evaluated against common standards, as follows:

(i) the corporation’s meeting its budget target	10%
(ii) individual performance	16%
(iii) departmental performance	40%
(iv) discretionary evaluation	60%

In addition, each of the two officers was tasked with three individual operational goals with an aggregate maximum additional value of 24% of base salary.

Our compensation committee evaluated each officer’s performance in relation to these standards and goals. As the corporation succeeded in meeting its overall budget target, each officer received full credit with respect to that 10% target.

Regarding Mr. Lavin, the compensation committee, acting in part on the advice of our chief executive officer, determined that creditable performance for 2012 was 14.4% with respect to individual performance, 36% with respect to departmental performance, and 24% with respect to operational goals. The compensation committee approved the chief executive’s recommendation that no discretionary performance credit be allocated. Total creditable performance for our corporate counsel was thus computed as 84.4% of his $325,000 base salary, which yielded an indicated bonus payment under our executive management bonus plan of $274,000.

Regarding Mr. Riedl, the compensation committee, acting in part on the advice of our chief executive officer, determined that creditable performance for 2012 was 12.8% with respect to individual performance, 30% with respect to departmental performance, and 24% with respect to operational goals. The compensation committee approved the chief executive’s recommendation that no discretionary performance credit be allocated. Total creditable performance for our chief investment officer was thus computed as 76.8% of his $374,000 base salary, which yielded an indicated bonus payment under our executive management bonus plan of $287,000. The committee elected to pay to each of these two officers a bonus in the full indicated amount.

Pension Plans

The Company's officers do not participate in any pension or retirement plan, other than a tax-qualified defined contribution plan (commonly known as a 401(k) plan). Each of the named executive officers is employed "at will" by the Company, and none has an employment contract.  The Compensation Committee has considered entering into agreements with one or more of the Company's officers that might pay additional compensation following a change in control, and may authorize such agreement(s) in the future, but no such agreements are in place as of the date of this report.

Director Compensation

Throughout 2013, CPS paid its non-employee directors a retainer of $3,000 per month, with an additional fee of $500 per month for service on a board committee ($1,000 for a committee chairman).  Non-employee directors also received per diem fees of $1,000 for attendance in person at meetings of the board of directors, or $500 for attendance by telephone. No per diem fees are paid for attendance at committee meetings.  The Board in 2013 issued to each non-employee director options to purchase an aggregate of 90,000 shares.  Such options were issued to each non-employee director on February 1 with respect to 50,000 shares, and May 7 with respect to 40,000 shares. The exercise prices of all such options are the closing price of the Company’s common stock on the date of respective dates of grant, which were $6.86 per share on February 1, and $7.97 per share on May 7. The following table summarizes compensation received by the Company’s directors for the year 2013:

Name of Director	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Chris A. Adams	$64,000	$182,421	$246,421
Charles E. Bradley, Jr. (3)	-	-	-
Brian J. Rayhill	70,000	182,421	252,421
William B. Roberts	51,000	182,421	233,421
Gregory S. Washer	64,000	182,421	246,421
Daniel S. Wood	70,000	182,421	252,421

(1)                This column reports cash compensation earned in 2013 for Board and committee service.

(2)                This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2013 fiscal year for the fair value of stock options granted to the directors in 2013.  The fair value was estimated using the Black-Scholes option-pricing model in accordance with SFAS 123R.  The weighted average fair value per option was $2.03, based on assumptions of 2.0 years expected life, expected volatility of 49.5%, expected dividend yield of 0.0%, and a risk-free rate of 0.27%.  In addition to the stock option awards granted in 2013, our directors held at December 31, 2013 option awards granted in previous years. The total options held at December 31, 2013 represent the right to purchase shares as follows: Mr. Bradley, 2,549,999 shares; Mr. Adams, 192,000 shares; Mr. Rayhill, 277,000 shares; Mr. Roberts, 227,000 shares; Mr. Washer, 120,000 shares; and Mr. Wood, 165,000 shares.

(3)                Mr. Bradley's compensation as chief executive officer of the Company is described elsewhere in this report.  He received no additional compensation for service on the Company's Board of Directors.

Effective January 2014, the Board of Directors determined to increase the cash compensation payable to non-employee members, increasing the basic monthly retainer to $5,167 per month. The policy on per diem fees and fees for committee service is unchanged.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number and percentage of shares of the our Common Stock (our only class of voting securities) owned beneficially as of the April 8, 2014, the record date, by (i) each person known to us to own beneficially more than 5% of the outstanding Common Stock, (ii) each nominee for election as director and each named executive officer, and (iii) all of our director nominees and executive officers, as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by such persons.  Except as otherwise noted, each person named in the table has a mailing address at 3800 Howard Hughes Parkway, Suite 1400, Las Vegas, Nevada 89169.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	(1)	Percent of Class
Charles E. Bradley, Jr.	3,542,566		13.3%
Chris A. Adams	226,202.9%
Brian J. Rayhill	297,000		1.2%
William B. Roberts	720,000		2.9%
Gregory S. Washer	331,927		1.3%
Daniel S. Wood	313,144	(2)	1.3%
Michael T. Lavin	306,834		1.2%
Robert E. Riedl	513,033		2.0%
All directors, nominees and executive officers combined (15 persons)	8,418,698	(3)	28.6%
Levine Leichtman Capital Partners IV, L.P., 335 N. Maple Drive, Suite 240, Beverly Hills, CA 90210	2,303,984	(4)	9.3%
Citigroup Financial Products Inc., 388 Greenwich Street, New York, NY 10013	2,009,590	(5)	7.5%
EJF Capital LLC and Emanuel J. Friedman, 2107 Wilson Boulevard, Suite 410, Arlington, VA 22201	2,138,600	(6)	8.6%

(1)
Includes certain shares that may be acquired within 60 days after April 8, 2014 from the Company upon exercise of options, as follows:  Mr. Bradley, 1,857,999 shares; Mr. Adams, 137,000 shares; Mr. Rayhill, 277,000 shares; Mr. Washer, 120,000 shares; Mr. Wood, 165,000 shares; Mr. Lavin, 77,200 shares, and Mr. Riedl, 344,200 shares.  The calculation of beneficial ownership also includes, in the case of the executive officers, an approximate number of shares each executive officer could be deemed to hold through contributions made to the Company's Employee 401(k) Plan (the "401(k) Plan").  The 401(k) Plan provides an option for all participating employees to purchase stock in the Company indirectly by buying units in a mutual fund.  Each "unit" in the mutual fund represents an interest in Company stock, cash and cash equivalents.

(2)	Includes 8,202 shares owned by the person’s wife, as to which beneficial ownership is disclaimed.
(3)	Includes 4,601,199 shares that may be acquired within 60 days after April 8, 2014, upon exercise of options and conversion of convertible securities.
(4)
Based on a report on Schedule 13D/A filed by Levine Leichtman Capital Partners IV, L.P. and others on April 18, 2014. Such report disclosed sales after the record date, which reduced the reporting persons’ beneficial ownership to 1,973,150 shares, or 8.0% of the class.

(5)	2,000,000 of which are shares that may be acquired upon exercise of presently-exercisable warrants. Based on a report on Schedule 13G/A filed by the named person and others on January 23, 2014.
(6)	Based on a report on Schedule 13G/A filed by the named persons and others on February 13, 2014.

The table below presents information regarding securities authorized for issuance under equity compensation plans, including the CPS 2006 Long-Term Equity Incentive Plan, as of December 31, 2013.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Plans approved by shareholders	12,536,839	$2.72	4,035,581
Plans not approved by shareholders	None	N/A	N/A
Total	12,536,839	$2.72	4,035,581

Audit Committee Report
The Audit Committee reviews the Company's financial reporting process on behalf of the Board and meets at least once per quarter to review the Company’s financial statements.  The Audit Committee acts pursuant to a written charter adopted by the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process.  The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America.
In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2013 (the "Audited Financial Statements").  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company.  Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.
The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors.  The Committee serves a board-level oversight role where it receives information from, consults with, and provides its views and directions to, management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.  Pursuant to the terms of its charter, the Audit Committee approves the engagement of auditing services and permitted non-audit services including the related fees and general terms.  Mr. Wood (chairman of the Audit Committee) is considered by the Board of Directors to have the qualifications and experience necessary to serve as an "audit committee financial expert."

THE AUDIT COMMITTEE
Daniel S. Wood
Brian J. Rayhill
Gregory S. Washer

CERTAIN TRANSACTIONS

Citigroup.  On July 10, 2008, CPS and its wholly owned subsidiary Folio Funding II, LLC, as borrower, agreed with Citigroup Financial Products Inc. (“CGFP”), an affiliate of Citigroup Inc. (“Citigroup”), to amend and restate the agreements governing a pre-existing revolving residual credit facility. CGFP is the note purchaser in and administrative agent of that credit facility.

Under the original facility, CPS sold eligible residual interests in securitizations to the borrower, which in turn pledged the residuals as collateral for floating rate borrowings from the note purchaser. The amount available for borrowing was computed by the administrative agent using a valuation methodology of the residuals, and was subject to an overall maximum principal amount of $120 million. The indebtedness of the borrower was represented by (i) a $60 million Class A-1 Variable Funding Note, and (ii) a $60 million Class A-2 Term Note. The facility's revolving feature was to expire by its terms on July 10, 2008, and the Class A-1 Note was to be due at that time. The Class A-2 Note was to be due on July 10, 2009.

With the amendments to this facility, CPS prepaid a portion of the outstanding notes, reducing the outstanding principal balance to $70 million, and the notes were re-designated as (i) a $10 million Class A-1 Term Note, and (ii) a $60 million Class A-2 Term Note. Approximately $4 million of the principal prepayment represented the agreed value of a warrant to purchase (for nominal consideration) 2,500,000 shares of Company common stock, which warrant was issued to an affiliate of CGFP, and was subsequently transferred to CGFP. Upon issuance of such warrant, CGFP became a person with beneficial ownership of greater than 5% of the Company’s common stock. The Class A-1 Term Note and Class A-2 Term Note provide for minimum required levels of amortization, and were due in June 2009. However, the Company also received an option, if certain conditions were met, to extend the maturity for an additional year to June 2010. The maturity was so extended in 2009. On May 27, 2010, the Company and CGFP agreed to further amendments, which (i) extended the maturity date from June 15, 2010 to May 26, 2011, and (ii) increased the interest rate by 2.00%, to a floating rate equal to 30 day LIBOR plus 12.875%. The Company also paid an extension fee of $400,000, and agreed to change the priority of distributions from the 2008-B Trust (described below), to create an additional priority return in favor of CGFP, in its capacity as one of the holders of the residual interest in the 2008-B Trust. Further amendments on May 26, 2011 and February 13, 2012 extended the maturity of the remaining indebtedness to February 1, 2013, with the Company having the option to extend the maturity further, to May 13, 2013, upon satisfaction of certain conditions.  On September 19, 2012, the Company and CGFP amended the terms of the remaining indebtedness. The amendments (i) extended the scheduled maturity date for the indebtedness outstanding under the Residual Facility from February 13, 2013 to September 13, 2013, and (ii) subject to certain conditions relating to the performance of the underlying residual assets, suspended the amortization of such indebtedness until that extended scheduled maturity date.  The Company also paid a fee of $137,727 (1% of the indebtedness outstanding).

The maximum principal amount of such indebtedness to CGFP during 2013 was $13.8 million, and during 2011 was $39.4 million.  During 2013, the Company paid $13.8 million of principal and $1.3 million of interest on the debt. During 2011, the Company paid $17.5 million of principal and $4.0 million of interest on the debt. The principal amount outstanding as of February 28, 2014 is $0.0 million.  Interest on such indebtedness accrued throughout 2012 and 2013 at a floating rate computed as 30-day LIBOR plus 12.875%.

On March 10, 2010, the Company repurchased a portion of the warrant, representing 500,000 of the 2,500,000 shares available for purchase upon exercise of such warrant.  The aggregate purchase price of $979,995 paid to CGFP represented a per-share price of $1.96 per share, which was the closing price of the Company’s common stock for March 9, 2010, less the nominal exercise price of that portion of the warrant.

On September 26, 2008, the Company sold approximately $198.7 million in adjusted principal amount of automobile purchase receivables to its wholly-owned subsidiary CALT SPE, LLC, which then transferred those receivables to Auto Loan Trust, a Delaware statutory trust (the “2008-B Trust”).  Those receivables are substantially all of the assets of the 2008-B Trust.  The purchase price was funded by the 2008-B Trust’s issuance and sale of structured notes.  An affiliate of CGFP purchased 95% of the notes, and the Company purchased the remaining 5%.  CGFP and the Company held the residual interests in the 2008-B Trust.

On September 27, 2010, the Company purchased from the 2008-B Trust the receivables that it had sold in the September 26, 2008 transaction, causing the outstanding notes issued by the 2008-B Trust to be repaid (in the aggregate principal amount of $62.4 million).  On the same date, the Company sold those purchased receivables to its wholly-owned subsidiary CPS Receivables Four LLC, which then transferred the receivables to CPS Auto Receivables Trust 2010-A, a Delaware statutory trust (the “2010-A Trust”).  Those receivables are substantially all of the assets of the 2010-A Trust.  The purchase price was funded by the 2010-A Trust’s issuance and sale of three classes of structured notes.

On August 26, 2011, another affiliate of Citigroup (Citigroup Global Markets, Inc. or “CGMI”) agreed to purchase certain below investment grade notes to be issued not later than August 25, 2013 by securitization trusts sponsored by CPS.   In September 2011, and quarterly thereafter, CGMI acted as a placement agent of asset-backed notes issued by securitization trusts sponsored by CPS.  The issuances of investment-grade and below investment-grade notes, the amounts of below investment-grade notes purchased by CGMI, the role of CGMI in these transactions, and the placement compensation to CGMI, are set forth in the following table:

	Investment-grade notes issued	Below investment-grade notes issued	Below investment-grade notes purchased by CGMI	Fees paid to CGMI
September 2011	$ 99,942,000	$ 9,994,000	$ 4,997,000	$ 94,988
December 2011	108,000,000	11,400,000	5,700,000	1,298,081
March2012	141,050,000	13,950,000	--	1,249,397
June 2012	128,765,000	12,735,000	3,184,000	1,061,726
September 2012	133,770,000	13,230,000	--	1,069,765
December 2012	146,400,000	13,600,000	--	932,400
March 2013	169,730,000	15,270,000	--	1,076,450
June 2013	189,110,000	15,890,000	--	1,189,081
September 2013	189,110,000	15,890,000	--	1,191,517
December 2013	177,960,000	5,040,000	--	1,063,635
March 2014	166,050,000	13,950,000	--	1,053,900

On May 11, 2012, the Company entered into a one-year revolving credit agreement (the "Citi Warehouse Agreement") and related agreements with affiliates of Citigroup and others, under which the lenders have agreed to lend up to a maximum of $100 million, to be secured by automobile receivables. In connection with the Citi Warehouse Agreement, the Company paid a closing fee of $1,000,000. The Company first incurred indebtedness under the Citi Warehouse Agreement in the amount of $9.1 million on May 14, 2012. The Company used the proceeds of that draw for working capital.

The Company and the lenders agreed on June 5, 2013 to extend the revolving term of the Citi Warehouse Agreement to June 3, 2015. At the conclusion of the revolving period, at the election of either the borrower or the lender, the loans are to amortize for an additional one year, and then become due in full. Loans under the Citi Warehouse Agreement bear interest during the revolving period at a floating rate equal to one-month LIBOR plus 6.00%, but in all events no less than 6.75% per year, and during the amortization period (if any) at a floating rate equal to one-month LIBOR plus 7.00%, but in all events no less than 7.75% per year.  The loans are subject to acceleration upon the occurrence of certain defined events of default. In connection with the renewal of the Citi Warehouse Agreement, we paid a closing fee of $1,000,000.

The maximum principal amount of indebtedness under the Citi Warehouse Agreement during 2013 was $85.0 million.  During 2013, the Company paid $365.8 million of principal and $2.0 million of interest on such debt. As of February 28, 2014, the principal amount owed was $23.1 million. The Company intends to incur additional indebtedness under the Citi Warehouse Agreement from time to time as it purchases motor vehicle receivables from dealers

Levine Leichtman Capital Partners.  On June 30, 2008, the Company entered into a Securities Purchase Agreement and related agreements pursuant to which Levine Leichtman Capital Partners IV, L.P (“LLCP”) purchased a $10 million five-year note issued by the Company. The indebtedness to LLCP is secured by substantially all of the Company’s assets, though not by the assets of its special-purpose financing subsidiaries.

In connection with the Securities Purchase Agreement, the Company paid to LLCP a closing fee of $1.1 million and issued to LLCP (i) 1,225,000 shares of the Company’s common stock, (ii) a warrant that represented the right to purchase, at the time of issuance, 275,000 shares of the Company’s common stock, at a nominal exercise price (the "N Warrant"), and (iii) a warrant that represented the right to purchase, at the time of issuance, 1,500,000 shares of the Company’s common stock, at an exercise price of $2.573 per share (the "FMV Warrant").  The number of shares subject to each warrant and the exercise price of each warrant are subject to certain adjustments contained in the warrants.  Exercise of the warrants was contingent upon the Company’s obtaining the approval of its shareholders, which was obtained on September 16, 2008.

Under the Securities Purchase Agreement, subject to the satisfaction of certain terms and conditions, LLCP also agreed to purchase an additional $15 million note to be issued by the Company. That obligation was subject to a number of conditions being satisfied, including, without limitation, a successful amendment and restatement of the Company’s indebtedness to CGFP, described above. Those conditions were satisfied and the additional note was issued on July 10, 2008. The additional note had substantially the same terms as the $10 million note.

In connection with the Securities Purchase Agreement, the Company entered into an Investor Rights Agreement with LLCP that granted LLCP certain monitoring and other rights, including the right to cause an individual designated by LLCP to be nominated and elected to the Company’s board of directors.  In addition, the Investor Rights Agreement granted to LLCP rights of first refusal with respect to future issuances of equity securities by the Company and contains restrictions on the Company’s ability (and the ability of the Company’s subsidiaries) to issue equity securities.  Such restrictions made it necessary to seek the consent of LLCP with respect to the option exchange program approved by the Company’s shareholders in 2009.  LLCP consented to the transactions composing such option exchange program, provided that the antidilution terms of its FMV Warrant were modified upon completion of the option exchange program to provide for a decrease in the exercise price, but not an increase in the number of underlying shares, of the FMV Warrant.  The exercise price of the FMV Warrant was accordingly reduced, in December 2009, from $2.4672 per share to $1.44 per share.  Upon such adjustment, the Company recorded expense in an amount computed by reference to the fair value of the modified FMV Warrant.  That additional expense was $78,216.

Pursuant to the anti-dilution provisions of the LLCP warrants, other transactions have also resulted in adjustments to such warrants’ terms. Those other transactions are the Company’s July 10, 2009, transactions with CGFP, described above, its issuance of a stock purchase warrant in the Fortress Investment Group transaction, described below, and the Company’s subsequent issuance of another warrant in a financing transaction on March 26, 2010. The resulting adjustments are that the number of shares issuable upon exercise of the N Warrant became 285,781, and upon exercise of the FMV Warrant became 1,611,114.  The exercise price of the FMV Warrant was also adjusted, to $1.39818 per share.  All of the LLCP warrants were exercised on a net basis on November 5, 2013 (a portion of the shares issuable are deemed surrendered as payment of the warrant exercise price), resulting in the net issuance of 1,570,090 shares.  The 326,805 shares deemed surrendered were valued at $6.89 per share, computed pursuant to the terms of the warrants as the average reported closing price of such shares over the preceding 20 trading days.

On November 13, 2009, the Company issued and sold a further $5 million note to LLCP, paying a closing fee of $250,000.  The indebtedness represented by the additional note was originally due May 31, 2010, and was successively extended until it was included in the December 23, 2010 transactions described below.

On December 23, 2010, the Company received an additional investment of $20 million from LLCP.  The new debt bore interest at 16% per annum, and was due December 31, 2013.  In addition, the maturity of the existing $30 million of indebtedness of the Company owed to LLCP was extended to December 31, 2013.  In these transactions, the Company issued to LLCP (i) amended and restated notes in the total principal amount of $52,750,000, of which $2,750,000 was a discount representing compensation to LLCP as note purchaser, $20 million represented a new investment, and $30 million represented the three notes previously issued and outstanding, (ii) 880,000 shares of common stock, and (iii) 1,870 shares of a newly-created series of preferred shares (the “Series B Preferred”).  The Company sought and obtained, effective June 15, 2011, shareholder approval to convert the shares of the Series B Preferred into 1,870,000 shares of common stock, which were then so converted.

On March 31, 2011, the Company issued and sold to LLCP a new “Term E” $5 million note due February 29, 2012.  The Company also purchased from LLCP a portion of an outstanding subordinated note issued by our CPS Cayman Residual Trust 2008-A, and financed that purchase by issuing to LLCP a new “Term D” note in the amount of $3,000,000, due June 30, 2012.  The Term D note was issued and sold, and the outstanding subordinated note purchased, on April 28, 2011. Further, the Company issued and sold to LLCP on November 21, 2011 a “Term F Note” in the amount of $5,000,000, due eleven months after issuance.  In February 2012 the maturity of the Term E note was extended, to March 23, 2012.  The Company repaid the Term E Note on that date, repaid the Term D Note on June 30, 2012 and repaid the Term F Note on October 1, 2012. The Term D, Term E and Term F notes bore interest at 14% per annum while outstanding.

In April 2013, the Company prepaid $15 million of its remaining debt to LLCP, agreed with LLCP to reduce the interest rate on its remaining outstanding indebtedness to LLCP from 16% per annum to 13%, and agreed with LLCP to extend the maturity of such indebtedness from December 31, 2013 to June 30, 2014.  The Company also repurchased the remaining portion of the subordinated note issued by our CPS Cayman Residual Trust 2008-A (referenced above) for a cash payment of $8,000,000 and a new note in the amount of $3.34 million. We subsequently exercised our “clean-up call” option and repurchased the remaining collateral from the related securitization trust. The aggregate value of our consideration for the subordinated note was $10.9 million less than our carrying value of such note at the time of the repurchase. As a result of the repurchase of such note and the termination of the securitization trust, we realized a gain of $10.9 million in the second quarter of 2013. The price at which we repurchased such note was determined by negotiation, and reflected the parties’ assessments of the value of the securitization trust assets securing the note, and the non-recourse nature of the note.

The maximum principal amount of indebtedness to LLCP during 2013 was $52.8 million.  During 2013, the Company repaid $18.9 million of principal and paid $6.1 million of interest on the debt.  Subsequent to year-end, the Company repaid in full the remaining outstanding indebtedness, making principal payments of $10.0 million in January 2014 and of $28.4 million on March 31, 2014.

Affiliates of LLCP had purchased other senior secured debt securities from the Company, and had held as much as 4.5 million shares of the Company's common stock, at various times prior to any of the transactions described above. No such prior debt securities issued to affiliates of LLCP had been outstanding since July 2007, and no such shares had been held by such affiliates of LLCP since December 2007. LLCP or its affiliates may in the future provide the Company with financial advisory or other services, for which it or they may receive compensation in such amounts and forms as may be determined by negotiation.

CPS Leasing. The Company holds 80% of the outstanding shares of the capital stock of CPS Leasing, Inc. ("CPSL").  The remaining 20% of CPSL is held by Charles E. Bradley, Jr., who is the chief executive officer and chairman of the board of directors of the Company. CPSL engaged in the equipment leasing business, and is currently in the process of liquidation as its leases come to term. The Company financed the operations of CPSL by making operating advances and by advancing to CPSL the fraction of the purchase prices of its leased equipment that CPSL did not borrow under its lines of credit. The aggregate amounts of the advances made by the Company and outstanding to CPSL as of December 31, 2011, 2012 and 2013, were approximately $363,000, $331,000 and $305,000, respectively.

Public Offering of Subordinated Notes. The Company has offered and sold its subordinated notes in a continuous public offering. Director William Roberts on December 3, 2007 purchased $4,000,000 of three-year notes directly from the Company in that offering.  The Company in the years 2011, 2012 and 2013 paid interest of $600,000, $600,000 and $560,000 on such notes, in accordance with their terms. The interest rate on such notes was 14.91% per annum, and the yield paid to the noteholder was computed by compounding that rate on a daily basis. The rate was determined by negotiation, and is consistent with rates then available to other purchasers in the offering.  Subsequent to the original December 3, 2010 maturity of these notes, Mr. Roberts and the Company have agreed to a series of successive extensions of such indebtedness, at the same interest rate through April 2013, and at 13% thereafter.

Fortress Investment Group. On September 25, 2009, the Company entered into a two-year revolving credit agreement (the "Fortress Warehouse Credit Agreement") and related agreements with Fortress Credit Corp. ("Fortress"), an affiliate of Fortress Investment Group, and with others. Loans under the Fortress Warehouse Credit Agreement were secured by automobile receivables. Under the Fortress Warehouse Credit Agreement, and subject to its terms and conditions, Fortress agreed to lend from time to time up to a maximum of $50 million.  Loans under the Fortress Warehouse Credit Agreement bore interest at a floating rate equal to one-month LIBOR plus 12.00%, but in all events no less than 14.00% per year. The full amount of all outstanding loans was due and was paid in September 2011.

In connection with the Fortress Warehouse Credit Agreement, the Company paid a closing fee of $750,000 and issued to an affiliate of Fortress a warrant (the “Fortress Warrant”) to purchase 1,158,087 shares of common stock (which was in excess of 5% of the Company’s shares outstanding), at an exercise price of $0.879 per share.  The warrant was exercisable at any time on or before September 25, 2019. The exercise price of

$0.879 per share is equal to the average of the closing prices of the common stock reported by the Nasdaq Stock Market for the twenty trading days ended September 24, 2009.  The warrant contained anti-dilution provisions and other customary provisions. On March 30, 2012, the Company entered into agreements with the holders of such warrants, which eliminated the terms of such warrants that called for adjustment upon sales or deemed sales of CPS equity securities at less than the exercise price of the warrants. The Company paid an affiliate of Fortress a fee of $150,000 in consideration of the amendments.  In April 2013 the holder of the Fortress Warrant exercised it in full, on a net basis in which 101,690 of the shares issuable under the warrant were withheld in payment of the exercise price, resulting in the net issuance of 1,060,580 shares.

On December 23, 2010, the Company entered into a two-year revolving credit agreement (the "Goldman/Fortress Credit Agreement") and related agreements with Fortress, with Goldman Sachs Bank USA (“Goldman”), and with others. The agreements were amended on March 5, 2013 to extend the revolving period through March 2015. At the conclusion of the two-year revolving period, the loans are to amortize for an additional two years, and then become due in full. Loans under the Goldman/Fortress Credit Agreement bear interest at a floating rate equal to one-month LIBOR plus 5.73%, but in all events no less than 6.73% per year. The loans are subject to acceleration upon the occurrence of certain defined events of default. In connection with the renewal of the Goldman/Fortress Credit Agreement, CPS paid a closing fee of $800,000 to the lenders.

The Company first incurred indebtedness under the Goldman/Fortress Credit Agreement in the amount of $5.1 million on January 6, 2011. The Company used the proceeds of that draw for working capital. The maximum principal amount of indebtedness under the Goldman/Fortress Credit Agreement during 2013 was $65.3 million. During 2013, the Company paid $283.8 million of principal and $1.8 million of interest on such debt. As of February 28, 2014, the principal amount owed was $30.2 million. The Company intends to incur additional indebtedness under the Goldman/Fortress Credit Agreement from time to time as it purchases motor vehicle receivables from dealers.

On September 14, 2011, the Company purchased of a portfolio of performing subprime automotive receivables from Fireside Bank, a wholly owned subsidiary of Kemper Corporation (formerly known as Unitrin, Inc.).  Our wholly-owned subsidiary CPS Fender Receivables LLC acquired the portfolio for cash, in the amount of 94% of the $237 million principal amount outstanding as of July 31, 2011, reduced by collections on the portfolio subsequent to that date.  The Company obtained the funds used in the acquisition from our subsidiary’s issuance of notes to affiliates of Fortress and Goldman.  The Company first incurred such indebtedness (the maximum amount at any point outstanding) in the amount of $197.3 million on September 14, 2011, and paid a fee in the amount of $789,200 to affiliates of Fortress and Goldman. The maximum principal amount of such indebtedness outstanding during 2013 was $41.4 million, on January 1, 2013. During 2013, the Company paid $41.4 million of principal and $1.2 million of interest on such debt. As of February 28, 2014, no principal remained outstanding.

Sale of Ineligible Receivables.  On May 15, 2013, the Company sold a portfolio of subprime automotive receivables to Paularino LLC (“PL”), a company of which director Gregory Washer is a member and co-owner.  Mr. Washer’s interest in PL is a 63% ownership of PL, reflecting his aggregate investment in PL of $1.6 million. The receivables sold to PL represent substantially all of PL’s assets. The receivables were selected for sale on the basis of their being ineligible for financing under the Company’s Goldman/Fortress Credit Agreement or Citi Warehouse Agreement. The receivables sold included $2,989,140 in aggregate principal amount of performing but ineligible receivables, and $32,899,251 in aggregate principal amount of charged off receivables (“charge-offs”).

The Company continues to service the sold receivables, for which servicing it receives a base fee computed as 2.50% per annum on performing receivables and 35% of gross collections on the charge-offs. The base fee totaled $99,626 for the year 2013. The Company expects the base fee to decline in 2014 and thereafter, as the receivables amortize. The Company may also receive an incentive servicing fee, if and to the extent that monies realized from the sold receivables and paid to PL should cause the buyer’s internal rate of return to exceed 25.0%.  In that event, the additional incentive servicing fee payable to the Company would equal 30.0% of such excess.

The performing but ineligible receivables were sold for $2,285,960, representing 75.43% of the outstanding principal amount, and the charge-offs were sold for $164,496, representing 0.50% of the nominally outstanding principal amount. The purchase price percentages were determined by negotiation between the Company and PL, with reference to indications of interest from unrelated parties with respect to the performing receivables, and to the Company’s past experience in selling charge-offs to unrelated parties. Before deciding to sell the receivables to PL, the Company solicited arms’-length indications of interest in the receivables to be sold, from unrelated entities.  Although one such indication of interest specified a price of approximately 80% with respect to the performing receivables, none of the prospective purchasers was willing to retain the Company to service the sold receivables. The Company has executed sales of charge-offs to unrelated third parties at various times. Its sales of comparable charged off receivables were at prices generally under 1.0% of the nominal outstanding balance, and were outright sales, in which the Company would receive no portion of amounts realized from such receivables. On the basis of (i) the retained servicing and related fees, and (ii) greater confidence that PL would complete the purchase, as compared to the other potential purchasers, the Board of Directors unanimously (Mr. Washer abstaining) approved the sale to PL.

Policy on Related Party Transactions and Director Independence. The agreements and transactions described above, other than those described under the captions “Citigroup,” “Fortress Investment Group” and “Levine Leichtman Capital Partners,” were entered into by the Company with parties who personally benefited from such transactions and who had a control or fiduciary relationship with the Company.  It is the Company's policy that any such transactions with persons having a control or fiduciary relationship with the Company may take place only if approved by the Audit Committee or by the members of the Company's Board of Directors who are disinterested with respect to the transaction, and independent in accordance with the standards for director independence prescribed by Nasdaq.  Such policy is maintained in writing in the charter of the Audit Committee.  The agreements and transactions above were reviewed and approved by the members of the Company's Board of Directors who were disinterested with respect to the transaction, except that the subordinated notes transaction and the reduction in exercise price of the FMV Warrant were reviewed and approved by the Audit Committee.

The six directors of the Company are Charles E. Bradley, Jr., Chris A. Adams, Brian J. Rayhill, William B. Roberts, Gregory S. Washer, and Daniel S. Wood, of whom Messrs. Wood, Rayhill and Washer compose the Audit Committee. The Board of Directors has concluded that other than Mr. Bradley (who is the Company's chief executive officer), each of the other five directors is independent in accordance with the director independence standards prescribed by Nasdaq, and has determined that none of them has a material relationship with the Company that would impair his independence from management or otherwise compromise his ability to act as an independent director.  The Board specifically considered Mr. Washer’s interest in PL, and concluded that his independence is not compromised by that transaction.

FURTHER INFORMATION RELATING TO THE ANNUAL MEETING

Voting Of Shares

The Board of Directors recommends that an affirmative vote be cast in favor of each of the nominees and proposals listed on the proxy card. The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders.  If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

You are entitled to one vote per share on each matter other than election of directors.  As to election of directors, you may cumulate votes and give any nominee an aggregate number of votes equal to the number of directors to be elected (six) times the number of your shares, or distribute that number of votes among as many nominees as you see fit.  However, no one will be entitled to cumulate votes for any nominee unless the nominee's name has been placed in nomination prior to the voting and the shareholder wishing to cumulate votes has given notice at the Annual Meeting prior to the voting of his intention to cumulate votes.  If anyone has given such notice, all shareholders may cumulate their votes for nominees.  We are seeking discretionary authority to cumulate votes of shares represented by proxies. The six persons properly placed in nomination at the meeting and receiving the most affirmative votes will be elected as directors.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent.  The Inspector of Elections will also determine whether or not a quorum is present.  In general, California law provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy, that is, a minimum of 12,399,829 shares of the 24,799,656 shares outstanding at the record date.

Approval of each of the other proposals requires the affirmative vote of a majority of those shares voting on the proposal, provided that such affirmative votes are at least a majority of the required quorum, that is, the affirmative votes must be greater than the negative votes, and must be no less than 6,199,915. Provided that at least the minimum number of affirmative votes are cast in favor of such proposals, an abstention will have no effect on the outcome; however, if less than 6,199,915 affirmative votes are cast in favor of such proposals, then each abstention will have an effect equivalent to that of a negative vote.

The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote.  Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted FOR the director nominees named in this proxy statement, FOR ratification of Crowe Horwath LLP as the Company’s auditors for the year 2014, FOR the approval, by non-binding vote, of executive compensation, FOR approval of revised material terms of the Company’s Executive Management Bonus Plan, and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the Meeting, including procedural matters such as a recess or adjournment. We believe that brokers holding shares for their customers in general will not be permitted to vote without instruction from their customers on any proposal other than ratification of the selection of independent auditors.  If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered as abstentions with respect to that matter, and will have the effect of abstentions as described above.  While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

Shareholder Proposals

We plan to hold our year 2015 Annual Meeting of Shareholders on May 13, 2015.  In order to be considered for inclusion in our proxy statement and form of proxy for the 2015 Annual Meeting, any proposals by shareholders intended to be presented at such meeting must be received by the Secretary of the Company at 3800 Howard Hughes Parkway, Las Vegas, Nevada 89169 no later than January 1, 2015. In addition, any such proposals will need to comply with Rule 14a-8 adopted under the Securities Exchange Act of 1934, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Notice of any director nomination or other proposal that you intend to present at the 2015 annual meeting of shareholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2015 annual meeting of shareholders, must be delivered to the Company’s Secretary by mail at the address given above, a reasonable time before we send our proxy materials for that meeting. The proxy we solicit for the 2015 annual meeting of shareholders will confer discretionary authority on the Company’s proxies to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with such notice.

Availability of Annual Report on Form 10-K

We have provided a copy of our 2013 Annual Report with this proxy statement.  Shareholders may obtain, without charge, a copy of the Company’s annual report on Form 10-K, upon written request.  Any such request should be directed to "Corporate Secretary, Consumer Portfolio Services, Inc., 3800 Howard Hughes Parkway, Suite 1400, Las Vegas, Nevada 89169."  The annual report on Form 10-K is also available on our website, at the following address:

http://www.consumerportfolio.com/2014Form10K.html

Appendix A

CPS EXECUTIVE MANAGEMENT BONUS PLAN

Approval by Shareholders
The material terms of the Executive Management Bonus Plan were submitted to the shareholders of CPS (“CPS” or the “Company”) on June 15, 2006, were submitted to the shareholders again, with certain material amendments, on June 4, 2008, and on April 18, 2013, and will be submitted again, as appearing herein, on May 30, 2014. Shareholder approval of the material terms of the Plan, including the Objective Performance Measures, is required in order for the bonuses paid upon achievement of the Objective Performance Goals to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Plan Term	From January 1, 2006 through December 31, 2018.
Plan Effective Date	Originally, January 1, 2006. As amended, January 1, 2014.
Plan Year	Calendar year
Purpose	The purpose of the Plan is to increase shareholder value by providing an incentive for the achievement of goals that support CPS strategic plan.
Eligibility	CPS employees serving in positions of vice president and above are eligible to participate in the Plan.
The chief executive officer may recommend Participants. The Compensation Committee has the sole authority to designate Participants.

Eligibility will cease upon termination of the Participant’s employment, withdrawal of designation by the Compensation Committee, transfer to a position compensated otherwise than as provided in the Plan, termination of the Plan by CPS, or if the Participant engages, directly or indirectly, in any activity that is competitive with any CPS activity.

If a Participant changes from an eligible position to an ineligible position during the Plan Period, eligibility to participate will be at the discretion of the Compensation Committee.
Target Bonus
The Target Bonus for each Participant shall be established by the Compensation Committee no later than ninety (90) days after the beginning of the Plan Year. The Target Bonus shall be the maximum amount that would be paid to the Participant under the Plan if 100% of Objective Performance Goals and 100% of Individual Performance Goals were met. The Target Bonus may be established as a percentage of Base Pay, a specific dollar amount, or according to another method established by the Compensation Committee. The amount of the Target Bonus creditable to the Participant shall be based on the achievement of Objective Performance Goals and Individual Performance Goals.

Base Pay is the annual pay rate established for the Participant by CPS and in effect on the last day of the Plan Period or, in the case of a deceased or disabled Participant, on the last day of participation in the Plan. CPS, in conjunction with the Compensation Committee, may at any time, in its sole discretion, prospectively revise the Participant’s Base Pay.

Objective Goals
In accordance with Section 162(m) of the Internal Revenue Code, the Compensation Committee shall select one or more objective performance measures from among the following:
Earnings or earnings per share; return on capital; originations volume or growth; shareholder total return; portfolio performance; attainment of budget targets for the Company as a whole, or for any specified portion of the Company’s business for which the participant is responsible; corporate visibility measures, including, without limitation, equity analyst coverage; personnel management measures, including headcount, turnover or expense; acquisition of a business or portfolio; discharge of fixed or contingent liabilities, including repayment of debt, settlement of litigation, or resolution of regulatory or legal contingencies; regulatory or reporting measures, which may include timely or unexceptional reporting; revenue or expense; obtaining or maintaining credit facilities or improving the terms thereof; obtaining long-term financing, in the form of debt, equity or both; and/or other strategic initiatives.
The Compensation Committee shall establish Objective Performance Goals based on such measures. The established Objective Performance Goals may include any derivations of such measures, and may be evaluated over any reasonable period after the Objective Performance Goal is fixed. For example, an Objective Performance Goal with respect to earnings may be fixed with respect to pre-tax earnings, net earnings, operating earnings, etc., as specified by the Compensation Committee, and may be measured with respect to full years, fiscal quarters, or one or more periods of one or more months.  Similarly, shareholder total return may be measured by reference to the price per share at which CPS common stock trades in public markets, over any reasonable period, and as adjusted or not for dividends, if any. Portfolio performance may be measured by reference to delinquency, to losses incurred, or to losses expected by unaffiliated experts (such as rating agencies).  The Compensation Committee shall select the Objective Performance Goals for each Participant no later than ninety (90) days after the beginning of the Plan Year, while the outcome is substantially uncertain, and while at least 75% of the time for measurement has yet to pass.

The Compensation Committee shall act on the recommendation of the Company’s chief executive officer to select the amount of the Target Bonus for each Participant that will be determined by achievement of the Objective Performance Goals.

The Compensation Committee may establish any special adjustments that will be applied in calculating whether the Objective Performance Goals have been met to factor out extraordinary items no later than ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain.

If the Objective Performance Goals selected by the Compensation Committee are not met, no bonus related to those goals is payable under the Plan.
Individual Goals
The portion, if any, of the Target Bonus not determined by achievement of the Objective Performance Goals shall be determined by the Participant’s achievement of Individual Goals, which shall be fixed by action of the Compensation Committee. The Compensation Committee may consider the recommendations of the Company’s chief executive officer in taking such action.

Bonus payable with respect to achievement of Individual Goals shall be neither increased nor decreased by reason of achievement or non-achievement of Objective Goals.
Bonus Payout and Eligibility
Bonus Payout for each Participant is based on the achievement of the Objective Performance Goals and the Individual Goals. A Bonus Payout under this Plan is earned when determined by the Compensation Committee, which shall make such determination with respect to each Participant who

1) remains a CPS employee through the end of the Plan Year, unless employment is terminated prior to the end of the Plan Year due to death or disability, and
2) refrains from engaging during the Plan Year, directly or indirectly, in any activity that is competitive with any CPS activity.

The Compensation Committee, in its discretion, may determine that the Bonus Payout for any Participant will be less than (but not greater than) the amount creditable to such Participant based on the achievement of Objective Performance Goals and any Individual Performance Goals.

Bonus Payout Calculation
Within ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain, the Compensation Committee shall review and approve for each Participant: the target bonus; the Objective Performance Goals; and the relative weighting of the Goals for the Plan Year. Those metrics will be used to calculate the indicative bonus payout for each Participant. Upon completion of the Plan Year, the Compensation Committee shall review the indicative bonus payout calculation for each Participant, and shall determine whether to exercise its discretion to pay less than the indicated amount.  The Compensation Committee may consider any factors it deems reasonable in determining how and to what extent to exercise such discretion.  The maximum Bonus Payout for the achievement of Objective Performance Goals payable to any one Participant in any Plan Year is $4,000,000 in the case of an individual serving as chief executive officer, and $900,000 in the case of any other participant.

Bonus Payout Prorations
For any employee who meets eligibility criteria and becomes a Participant after the start of the Plan Year or whose employment with CPS is terminated prior to the end of the Plan Year because of disability or death, the Compensation Committee (1) shall prorate the Bonus Payout related to the

Bonus Payout Prorations
Objective Performance Goals, and (2) in its discretion, may prorate the Bonus Payout related to Individual Performance Goals. If the Participant is on a leave of absence for a portion of the Plan Year, the Compensation Committee in its discretion may reduce the Participant’s Bonus Payout on a pro-rata basis.

The proration is based on the number of full months during which the Participant participated in the Plan during the Plan Year. Credit is given for a full month if the Participant is eligible for 15 or more calendar days during that month.

If a Participant changes positions within CPS during the Plan Year, the Compensation Committee in its discretion may prorate the Participant’s Bonus Payout by the number of months in each position.
Administration
Compensation Committee Responsibilities: Approve the Plan design, Objective Performance Goals, and Individual Goals for each Participant. Determine and certify the achievement of the Objective Performance Goals and Individual Goals. Approve the Bonus Payout calculation and Bonus Payout for each Participant.

In the event of a dispute regarding the Plan, the Participant may seek resolution through the chief executive officer and the Compensation Committee. All determinations by the Compensation Committee shall be final and conclusive.

Bonus Payout Administration
The Bonus Payout will be made as soon as administratively feasible and is expected to be on or before the 31st of March, following the end of each Plan Year. No amount is due and owing to any Participant before the Compensation Committee has determined the Bonus Payout.

The Company will withhold amounts applicable to Federal, state and local taxes, domestic or foreign, required by law or regulation. Contributions for 401(k) Plan are deducted from cash Bonus Payouts, based on the Participants’ elections then in effect.

Termination of Employment
The Plan is not a contract of employment for any period of time. Any Participant may resign or be terminated at any time for any reason or for no reason. Employment and termination of employment are governed by CPS policy and not by the Plan.

Revisions to the Plan
The Plan will be reviewed by the chief executive officer and the Compensation Committee on a periodic basis for revisions. CPS may, in its discretion with or without notice, review, change, amend or cancel the Plan at any time.

CONSUMER PORTFOLIO SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2014

The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a Nevada corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 3763 Howard Hughes Parkway, Las Vegas, NV 89169 on May 30, 2014, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and Jeffrey P. Fritz, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services,  Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF
CONSUMER PORTFOLIO SERVICES, INC.

Please date, sign and mail your proxy card in the envelope provided as soon as possible. Meeting date is May 30, 2014	NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.consumerportfolio.com/AnnualMeeting2014.html

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
1. Election of Directors:		2.	To ratify the appointment of Crowe Horwath LLP as independent auditors of the Company for the year ending December 31, 2014.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below) INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●	NOMINEES: m Charles E. Bradley, Jr. m Chris A. Adams m Brian J. Rayhill m William B. Roberts m Gregory S. Washer m Daniel S. Wood	3.	To approve an advisory resolution on executive compensation.	☐	☐	☐
		4.	To approve the revised material terms of our Executive Management Bonus Plan	☐	☐	☐
		5.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3, AND 4, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.
PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD.

_________________________________________________________________
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
			☐

Signature of Shareholder __________________________________  Date____________ Signature of Shareholder  ________________________________  Date ____________

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

[

CONSUMER PORTFOLIO SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2014

The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a Nevada corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 3763 Howard Hughes Parkway, Las Vegas, NV 89169 on May 30, 2014, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and Jeffrey P. Fritz, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services,  Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

CONSUMER PORTFOLIO SERVICES, INC.

May 30, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting. MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.consumerportfolio.com/AnnualMeeting2014.html

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2, 3, AND 4. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
1. Election of Directors:		2.	To ratify the appointment of Crowe Horwath LLP as independent auditors of the Company for the year ending December 31, 2014.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below) INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●	NOMINEES: m Charles E. Bradley, Jr. m Chris A. Adams m Brian J. Rayhill m William B. Roberts m Gregory S. Washer m Daniel S. Wood	3.	To approve an advisory resolution on executive compensation.	☐	☐	☐
		4.	To approve the revised material terms of our Executive Management Bonus Plan ☐	☐	☐
		5.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3, AND 4, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.
PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
			☐

Signature of Shareholder ________________________________  Date________ Signature of Shareholder  __________________________________  Date ________

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.